November 16, 2004

Dear George,

It gives me great pleasure to offer you employment with Chordiant Software, Inc., conditioned upon final board approval, as Chief Operating Officer and Chief Financial Officer reporting to the CEO. The terms of your employment are detailed as follows:

Your annual salary will be $300,000 which is paid on the fifteenth and last day of each month. You will be eligible to participate in Chordiant's Bonus Program with a 40% targeted pay-out at 100% achievement of Plan objectives. You will also be eligible to participate in the year-end Executive Bonus Plan (on a pro-rated basis) with a targeted payout of 20%. Additionally, you will be covered under the Company's change in control program for executive officers, a copy of which will be provided to you after your date of hire.

Subject to Board approval, you will be granted an option to purchase 750,000 shares of the Company's common stock. The option shall have an exercise price equal to the fair market value on the date of grant, and shall be governed in all respects by the terms of the plan documents and the option agreement between you and the company. This option grant shall vest ratably over a 30 month period commencing with your date of hire.

You will be eligible for Chordiant Software's Employee Benefits program, which includes among others, participation in our 401(k) and Employee Stock Purchase Plan when eligible, and the company Group Medical, Dental, and Disability Insurance Programs. Chordiant may change compensation and benefits from time to time in its discretion. As a senior executive of the Company, you will not participate in the Company's PTO program.

You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires among other provisions, the assignment of patent rights to any invention made during your employment at Chordiant Software and nondisclosure of proprietary information. You also will be expected to abide by the Company's standard policies and procedures, and acknowledge in writing that you have read and will comply with the Company's Employee Handbook.

This offer is contingent upon a successful background check, successful reference checks, and your submission of an I-9 form and satisfactory documentation and identification supporting your right to work in the United States. These must be provided on your first day of employment. Please bring these with you on your first day.

Employment with Chordiant Software is considered employment "at will" and may be terminated by you or Chordiant Software at any time with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company. The Company may change your position, duties, and work location from time to time in its discretion.

This letter, together with your proprietary information and non-disclosure agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

This offer is valid through November 20, 2004. Please sign below to indicate your acceptance of this offer and return by fax to Human Resources at 408 517-5058 (fax). Please send an original signed copy in the pre-addressed enclosed envelope.

Sincerely,

/s/Jack Moyer
Jack Moyer
Vice President, Human Resources

Accepted: /s/ George de Urioste

Date Signed: November 16, 2004